Exhibit 99.1

For Release:              Immediately

Contact:                      Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES

THIRD QUARTER EARNINGS

Calhoun, Georgia, October 18, 2007 - Mohawk Industries, Inc. (NYSE:MHK) today announced 2007 third quarter net earnings of $122 million and diluted earnings per share (EPS) of $1.78 (both 5% below last year). Net earnings and EPS include a charge of $14.2 million before tax ($0.13 per share) related to plant closings in our Mohawk and Dal-Tile segments.  In the third quarter of 2006, net earnings and EPS were $128 million and $1.88 per share, respectively, and included a benefit of $8.8 million before tax ($0.08 per share) related to a refund from U.S. Customs.  New tax strategies were implemented in Europe, which have decreased our ongoing tax rates.  Net sales for the quarter were $1,938 million, a decrease of 4% from 2006.  The company generated cash flow from operations of $287 million.  In addition, debt of $53 million was paid down improving the Company's debt to capital ratio to 37%.

For the first nine months of 2007, net earnings were $328 million and EPS was $4.79 (both flat to last year). Net earnings and EPS include a charge of $14.2 million before tax ($0.13 per share) related to the plant closings. Net earnings and EPS were $326 million and $4.80 per share, respectively, in the first nine months of 2006 and included a benefit of $15.1 million before tax ($0.14 per share) related to a refund from U.S. Customs.  Net sales for the first nine months of 2007 were $5,779 million representing a 4% decrease from 2006.   The sales decreases for both the quarter and the year to date are attributable to slowing U.S. residential demand.

In commenting on the third quarter results, Jeffrey S. Lorberbaum, Chairman and CEO, stated:   "We again exceeded our expectations in the third quarter in a difficult environment. Our total results have been positively impacted by the broadening of our product portfolio and our expanded geographic participation which has partially offset the cyclical downturn in the U.S. flooring industry.   The U.S. residential flooring industry was negatively affected by the slowing economy, tightening credit market, falling housing prices and low consumer confidence. The combination of these factors further reduced the sales of flooring in the residential channel. The European business performed well overall with faster growth in the eastern European and Russian markets.  The U.S. commercial channel is operating at a higher level than the residential channel with business investments still at positive levels.

The Mohawk segment sales were down in the third quarter. After pre-tax plant closing costs of $8.5 million, the operating margins were 7.2% (7.9% excluding closing costs). The segment margins are good given the challenging environment.  We are completing the implementation of the carpet price increase in a soft market.  There remains pressure on our commodity products and a higher level of promotions than normal in the market.    We continue to make adjustments in our sales and marketing organizations to control costs and maximize focus on individual channels.  We are closely controlling our SG & A costs, manufacturing costs and working capital.  In the segment we are closing staple yarn, tufting, and flat weaving assets because of shifts in demand and cost reductions which should benefit future periods.

Dal-Tile sales during the quarter were about flat with last year. After pre-tax plant closing costs of $5.7 million, the operating margins were 12.7% (13.8% excluding closing costs).  We believe we are out performing the industry and have benefited from our significant position in the commercial channel.  We are repositioning some of our sales efforts to the commercial and multifamily channels from the residential channels.   Dal-Tile introduced higher value products from our new production lines, new exterior stone products and new merchandising and warranties for our ceramic accessories.  We are managing our SG & A, manufacturing and distribution costs.  We have closed a high cost ceramic plant and moved the production to more efficient facilities.

Unilin had excellent results with sales increasing dramatically and operating margins at 18.8%.  The Euro continued to strengthen favorably affecting sales by 7% and operating income by $4.5 million when compared to last year.  Sales were up in all product categories for Unilin. Our sales were strong in the western European market and accelerated in eastern Europe and Russia.  Improved demand in our board and roofing products has positively affected revenues and selling prices. We are seeing increases in raw materials and moderating growth in some markets. The U.S. laminate business was also strong as we focus on the value added mid to high end markets using Quick Step, Mohawk, and private label brands.  We are growing our business in both the retail and the home center channels.   We have signed additional agreements in the period with other companies to license our patented technology.

We completed the purchase of the four wood plants during the period and have started to implement our plans to improve the productivity, costs, and quality through both process changes and new investments. We are moving products Mohawk previously purchased from outside suppliers into these facilities. The plants are operating at a loss, which we estimate will be $7 - 15 million in the first year.  In the third and fourth quarters of 2007, we will have non-cash purchase accounting charges aggregating approximately $2 million.  We anticipate the operational results will be accretive in the second year.

The company continues to do well and generate significant cash flow. Since our purchase of Unilin in November 2005, we have paid $1 billion of debt and our debt to capital ratio improved from 55% to 37%.  Mohawk is well positioned to take advantage of any opportunities which may arise as we move through this cycle."

In the fourth quarter the slowing housing and tightening credit markets are forecast to continue to negatively impact the residential sector. We expect lower production levels and increased promotional activity in the U.S. with more difficult comparisons to last year in our Unilin business.   We are managing the controllable elements of our business while adapting to the industry dynamics.  Based on these factors our estimate for the fourth quarter of 2007 is $1.47 to $1.56 EPS.  At this point we anticipate next year's results in the U.S. will be the inverse of this year with a soft environment at the beginning and improvement in the second half. The European market is expected to do well with some moderation of growth in 2008. We expect our business to perform well in this challenging environment.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words "could," "should," "believes," "anticipates," "expects," and "estimates," or similar expressions constitute "forward-looking statements." For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ:  changes in economic or industry conditions; competition; raw material and energy costs; timing and level of capital expenditures; integration of acquisitions; rationalization of operations; litigation and other risks identified in Mohawk's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Friday, October 19, 2007 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local.

 A conference call replay will also be available until November 16, 2007 by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for International/Local calls and entering Conference ID # 17863604.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Net sales	$1,937,677	2,024,019	5,778,750	6,007,248
Cost of sales	1,392,294	1,455,508	4,153,229	4,330,015
Gross profit	545,383	568,511	1,625,521	1,677,233
Selling, general and administrative expenses	344,569	345,771	1,055,882	1,067,547
Operating income	200,814	222,740	569,639	609,686
Interest expense	37,518	44,655	118,235	131,113
Other (income) expense, net	(799)	55	677	6,380
U.S. Customs refund	-	(8,834)	(9,154)	(15,066)
Earnings before income taxes	164,095	186,864	459,881	487,259
Income taxes	42,041	59,156	132,181	160,917
Net earnings	$122,054	127,708	327,700	326,342
Basic earnings per share	$1.79	1.89	4.81	4.82
Weighted-average shares outstanding	68,281	67,704	68,118	67,654
Diluted earnings per share	$1.78	1.88	4.79	4.80
Weighted-average common and dilutive potential common shares outstanding	68,597	68,021	68,461	68,056

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$287,385	203,534	601,837	546,241
Depreciation & amortization	$75,636	68,040	224,864	202,674
Capital expenditures	$37,448	41,389	97,832	124,048

Consolidated Balance Sheet Data
(Amounts in thousands)
			September 29, 2007	September 30, 2006
ASSETS
Current assets:
Cash & cash equivalents			$81,664	69,730
Receivables			958,947	958,416
Inventories			1,297,605	1,275,435
Prepaid expenses			111,494	126,895
Deferred income taxes			157,665	55,128
Total current assets			2,607,375	2,485,604
Property, plant and equipment, net			1,936,598	1,869,273
Goodwill			2,784,760	2,685,092
Intangible assets			1,171,465	1,168,739
Other assets			26,972	25,933
			$8,527,170	8,234,641
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$337,351	509,151
Accounts payable and accrued expenses			1,022,114	1,124,974
Total current liabilities			1,359,465	1,634,125
Long-term debt, less current portion			2,126,936	2,438,732
Deferred income taxes and other long-term liabilities			793,037	631,283
Total liabilities			4,279,438	4,704,140
Total stockholders' equity			4,247,732	3,530,501
			$8,527,170	8,234,641

	As of or for the		As of or for the
Segment Information	Three Months Ended		Nine Months Ended
(Amounts in thousands)	September 29, 2007	September 30, 2006	September 29, 2007	September 30, 2006

Net sales:
Mohawk	$1,076,745	1,233,833	3,237,818	3,626,371
Dal-Tile	497,420	501,241	1,469,568	1,482,065
Unilin	378,446	292,924	1,094,073	909,319
Corporate and eliminations	(14,934)	(3,979)	(22,709)	(10,507)
Consolidated net sales	$1,937,677	2,024,019	5,778,750	6,007,248

Operating income:
Mohawk	$77,002	110,505	185,177	275,111
Dal-Tile	63,109	69,642	196,857	213,286
Unilin	71,034	49,748	213,270	149,424
Corporate and eliminations	(10,331)	(7,155)	(25,665)	(28,135)
Consolidated operating income	$200,814	222,740	569,639	609,686

Assets:
Mohawk			$2,391,392	2,597,805
Dal-Tile			2,298,695	2,294,118
Unilin			3,613,857	3,239,804
Corporate and eliminations			223,226	102,914
Consolidated assets			$8,527,170	8,234,641

Reconciliation of Free cash flow per share and Debt to capital percentage.

For the trailing
Twelve Months Ended
(Amounts in thousands, except per share amounts)	September 29, 2007
Free cash flow reconciliation:
Cash flow from operations	$ 837,641
Less: Additions of property, plant and equipment	(139,553)
Free cash flow	$ 698,088

Weighted average shares - dilutive - trailing four quarters	68,361

Diluted free cash flow per share	$ 10.21

As of
September 29, 2007
Outstanding Debt (a)	$ 2,464,287
Total stockholders' equity	4,247,732
Total capital (b)	$ 6,712,019

Debt to capital percentage (a)/(b)	37%

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company's business for planning and forecasting in subsequent periods.